FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 e-mail: dlockwood@sjindustries.com
August 7, 2015

SJI Reports Second Quarter Results,
Revises Guidance

Folsom, NJ - South Jersey Industries today announced second quarter 2015 results which included the write-down of the company’s investment related to the central energy facility at the former Revel casino property. GAAP income and Economic Earnings* for the year to date and for the second quarter of 2015 are presented below, as compared with the same periods in 2014.

	2015	2014
GAAP income from continuing operations - YTD	$67.2 million	$57.9 million
GAAP income from continuing operations - Q2	$13.3 million	$ 9.7 million
GAAP EPS per diluted share - YTD	$0.98	$0.88
GAAP EPS per diluted share - Q2	$0.19	$0.15
Economic Earnings - YTD	$60.8 million	$76.2 million
Economic Earnings - Q2	$1.9 million	$10.0 million
Economic EPS per diluted share - YTD	$0.89	$1.16
Economic EPS per diluted share - Q2	$0.03	$0.15

The write-down taken for the facility produced negative impacts on Economic Earnings of $11.1 million year-to-date, and $10.9 million for the second quarter. Excluding the impacts of this charge, operating results for the second quarter reflect positive performance from our key business lines, as compared to the prior year period. Absent the write-down, year-to-date performance was in line with expectations and would have reflected Economic Earnings of $71.9 million as compared with $76.2 million for the first half of 2014. Economic Earnings for the quarter would have totaled $12.8 million, as compared with $10.0 million in the second quarter of 2014, excluding the write-down.

“The decision to write down our investment in the energy assets at Revel enables us to focus our full attention and efforts on the areas of our business that will drive SJI’s growth in 2015 and beyond,” said President and CEO Michael J. Renna. “As a result of this write-down, and the lack of operating income previously associated with the facility, we are revising our 2015 Economic Earnings per share guidance to a range of $1.49 to $1.54. If we exclude all impacts associated with Revel for both 2014 and 2015, our Economic Earnings per share guidance in 2015 would reflect growth in the range of four to eight percent.”

“Operating performance across our core business lines continues to deliver strong results, a trend we expect to maintain. As we move toward our goal of achieving at least $150 million of Economic Earnings by 2020, we anticipate strong growth from our utility and increasing contributions from our commodity marketing and fuel supply management business lines,” Renna added. “These items, combined with expected contributions from our ownership interest in the Penn East pipeline, will not only drive substantial earnings growth, but will also improve the quality of earnings by delivering more regulated and repeatable, multi-year earnings streams.”

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. Economic Earnings eliminates all unrealized gains and losses on commodity and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation and reconciliation of this non-GAAP measure is provided at the close of the release.

EXPECTED CONTRIBUTIONS TO EARNINGS
Customer additions and infrastructure investments will help position our utility as the main driver of earnings in 2015. South Jersey Energy Group’s earnings are expected to reflect two noteworthy changes in our business - the first is the increasing contribution from fuel supply management contracts, and the second is the diminishing drag on earnings from legacy marketing contracts, several of which will expire in 2015. A majority of non-utility earnings in 2015 is still expected to come from South Jersey Energy Services, as investment tax credits from several large solar projects in New Jersey and Maryland are complemented by improving performance from our solar assets and by contributions from our operating CHP facilities.

The contributions to Economic Earnings outlined below reflect the asset write-down in the second quarter.

Business Lines	Expected Contribution to 2015 Earnings
Gas Utility Operations	65 - 70 percent
SJ Energy Group	12 - 15 percent
SJ Energy Services
CHP	(4) - (8) percent
Renewables	22 - 28 percent

Following is a more detailed discussion of performance to date in 2015, and expectations from each area of the business.

REGULATED BUSINESS PERFORMANCE
Year-to-date utility net income was up 15 percent at $47.8 million, as compared with $41.5 million for the same period in 2014. Results were driven primarily by infrastructure investment reflected in our 2014 base rate case settlement and through accelerated programs, as well as by customer additions. Utility net income of $5.2 million for the second quarter of 2015 was significantly higher than the prior year period’s contribution of $3.8 million. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
Over the 12 month period ending June 30, 2015, South Jersey Gas grew its customer base by 6,405 customers, bringing our current customer count to 369,888. These incremental customers will add $1.7 million to net income on an annualized basis. With targeted conversion growth for 2015 set at 6,500, the nearly 2,800 conversions brought on year-to-date have us positioned to achieve our goal, as conversion activity typically accelerates in the second half of the year.

Regulatory Update:
The rate case settled in September 2014, which brought rate base to $1.2 billion, positively impacts year-to-date results.

Infrastructure investment remains a core component of our regulated growth, with investments totaling $28.7 million year-to-date from our Accelerated Infrastructure Replacement Program, or AIRP, and our Storm Hardening and Reliability Program, or SHARP. Investments through these programs provided an incremental net income contribution of $1.7 million for the first half of 2015, as compared with the first half of 2014. For the full year, these investments are expected to contribute incremental net income of $2.5 million for 2015.

In May, South Jersey Gas filed an amendment to our 2013 project application still pending with the New Jersey Pinelands Commission, indicating our commitment to moving forward with the proposed B.L. England system reliability project. The amended application highlights the enhanced reliability and environmental benefits this project will provide customers across the region.

During the second quarter, South Jersey Gas filed with the New Jersey Board of Public Utilities to reduce rates charged to customers associated with gas costs, our energy efficiency program, and our conservation incentive program. Approval of these three items will result in an average decrease to customer bills of approximately 12 percent, without negatively impacting utility net income. The headroom provided by lower natural gas prices from Marcellus production has allowed us to continue making significant infrastructure investment while holding rates to the same level as ten years ago.

Compressed Natural Gas Update:
Accelerating the expansion of compressed natural gas infrastructure remains a long term priority for South Jersey Gas. During the second quarter, Wawa received approval to site the first jointly developed CNG station at their Paulsboro location, adjacent to Interstate 295. Construction of that station is expected to be completed by end of year.

Discussions with other station owners continue as well, and we are currently working to identify viable sites for three additional South Jersey Gas CNG stations. These stations would serve vehicles within our fleet, as well as provide public access, helping to mainstream CNG technology across our service territory.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY SERVICES:
The lack of recent progress toward reopening the Revel property or obtaining a new contract to provide service warranted a write-down of the SJI investment in the central energy facility in Atlantic City during the second quarter. The write-down reduced Economic Earnings by $11.1 million for the first half of 2015, of which $10.9 million occurred in the second quarter. We did not write down the value of our cogeneration equipment located within the central energy facility, as we expect to repurpose those assets to serve other customers. Total Economic Earnings for the Energy Services segment, presented below, and the results of our CHP business line exclude the write-down to better illustrate quarterly and year-over-year results from operations.

SJ Energy Services Economic Earnings for the six months ended June 30, 2015, excluding the charge noted above, totaled $15.7 million, as compared with $20.8 million for the first six months of 2014 and $6.9 million in the second quarter of 2015, as compared with $10.5 million in the second quarter of 2014. Most of the year over year variance is due to ITC being $2.5 million lower in 2015, as well as the benefit of optimization from the extreme cold in 2014 that did not reoccur in 2015. Additionally, because the central energy facility was operational and serving Revel in 2014, it added net income of $1.4 million and $0.5 million, respectively, in the first six months and in the second quarter of 2014. Those results did not repeat in the same periods of 2015, as the facility has been shuttered since September 2014.

CHP/Thermal - CHP operations for the year-to-date and the second quarter of 2015, excluding the charge noted previously, produced Economic Earnings of $2.6 million and $0.3 million, respectively, as compared with Economic Earnings of $4.9 million and $1.5 million for the same periods in the prior year. Results for 2015 reflect legal costs and the lack of income from operations at Revel, as well as the loss of asset optimization that occurred in 2014 but did not repeat in 2015, as noted above. Results from performance of our operating CHP assets, such as those serving Borgata, Montclair University, and downtown Hartford, contributed positively to the bottom line.

Solar - Economic Earnings contributions from our solar portfolio year-to-date and for the second quarter of 2015 totaled $15.1 million and $7.2 million, respectively, as compared with $17.5 million and $9.8 million for the same periods in the prior year. ITC contributions from solar development to Economic Earnings for the first half of 2015 were $17.3 million, as compared with $20.1 million for the first half of 2014. For the current quarter, ITC contributed $7.1 million, as compared with $9.6 million in the second quarter of 2014.

Solar production levels recovered during the second quarter, generating approximately 66,000 solar renewable energy credits for the first half of the year, largely in New Jersey, as compared with nearly 61,000 in the prior year period. The increased production in 2015 is not yet fully recognized in net income due to the timing of the certification of renewable energy certificates in Massachusetts. Our current production is 93% hedged for the 2016 energy year that commenced on June 1, emphasizing our focus on reliable income streams across our business, while still leaving some room to capture additional upside from strengthening SREC prices and added production.

Landfill - Landfill projects remain down on a year-to-date basis, with a loss of $2.3 million in Economic Earnings for the first half of the year in 2015, as compared with a loss of $2.2 million in 2014. However, for the second quarter of 2015, this area of the business saw improvement in operating performance, reflecting a loss of $0.9 million, as compared with a loss of $1.3 million in the second quarter of 2014. Although the projects are not currently contributing to the bottom line, we remain optimistic that initiatives undertaken to help boost performance at our two most problematic sites will help improve overall performance going forward. There is no difference between GAAP net income and Economic Earnings for landfill results.

SJ ENERGY GROUP:
Economic Earnings from our commodity marketing activities for the first six months of 2015 were $8.5 million in 2015, as compared with $13.9 million for the same period in 2014. Year over year comparisons continue to reflect the optimization that occurred from the extreme weather and associated price volatility during the first quarter of 2014. The second quarter of 2015, however, saw significant quarter-over-quarter improvement that we view as more representative of this area’s potential for long term, recurring contributions. South Jersey Energy Group contributed $0.7 million in Economic Earnings for the second quarter of 2015, as compared with a loss of $4.3 million for the second quarter of 2014, reflecting significant benefits from the roll-off of legacy marketing contracts, as well as contributions from fuel management contracts.

Consistent with several of our prior communications to the investment community, the value of our transportation portfolio will continue to support significantly improved performance throughout the year, as compared with the same periods in 2014. Additionally, developing income streams that we expect to deliver both near and longer term earnings stability for this business have started to materialize with the commencement of the LS Power fuel supply management contract earlier this year, and the operations commencing under contracts serving two more plants during 2015 and 2016.

SJI BALANCE SHEET UPDATE
Our equity-to-capitalization ratio as of June 30, 2015 was 43 percent as compared with 44 percent at the end of the second quarter 2014. It remains unchanged from the first quarter, as we continue to recover costs associated with last winter’s higher gas prices. This recovery is expected to be complete by October of 2016.

Looking forward, SJI intends to use its Dividend Reinvestment Plan to issue equity in support of further infrastructure investments in 2015. The company also has just over $300 million of deferred tax benefits remaining, related to our investments, that we expect to realize between now and 2021, the benefits of which will help support the balance sheet.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on Friday, August 7, 2015, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com clicking on Investors, and then scrolling down to “Webcasts and Presentations” for the pre-registration link. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 75522051 and the PIN you received during pre-registration. International callers may dial 1-617-213-4848; enter the participant pass code 75522051 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT
Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine”

or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to more than 369,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2015	2014	2015	2014

Income/(Loss) from Continuing Operations	$13,341	$9,701	$67,194	$57,912
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(9,200)	222	(4,890)	17,880
Realized (Gains)/Losses on Inventory Injection Hedges	7	98	37	420
Net (Gains)/Losses from Affiliated Companies (A)	(2,266)	---	(1,524)	---
Other (B)	(25)	(25)	(50)	(50)
Economic Earnings	$1,857	$9,996	$60,767	$76,162

Earnings Per Share from Continuing Operations (C)	$0.19	$0.15	$0.98	$0.88
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(0.13)	---	(0.07)	0.28
Net (Gains)/Losses from Affiliated Companies (A)	(0.03)	---	(0.02)	---
Economic Earnings Per Share	$0.03	$0.15	$0.89	$1.16
The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and six months periods ended June 30, 2015:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2015	2014	2015	2014

South Jersey Energy Group Income/(Loss) from Continuing Operations	$9,638	$(4,508)	$13,264	$(4,052)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(8,974)	107	(4,852)	17,574
Realized (Gains)/Losses on Inventory Injection Hedges	7	98	37	420
South Jersey Energy Group Economic Earnings	$671	$(4,303)	$8,449	$13,942

South Jersey Energy Services Income/(Loss) from Continuing Operations	$(1,496)	$10,415	$6,165	$20,529
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(226)	115	(38)	306
Net (Gains)/Losses from Affiliated Companies (A)	(2,266)	---	(1,524)	---
Other (B)	(25)	(25)	(50)	(50)
South Jersey Energy Services Economic Earnings	$(4,013)	$10,505	$4,553	$20,785
Central Energy Facility Charge	10,867	---	11,109	---
South Jersey Energy Services Economic Earnings Excluding Central Energy Facility Charge	$6,854	$10,505	$15,662	$20,785

CHP/Thermal Income/(Loss) from Continuing Operations	$(8,067)	$1,359	$(6,970)	$4,572
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(226)	115	(38)	306
Net (Gains)/Losses from Affiliated Companies (A)	(2,266)	---	(1,524)	---
CHP/Thermal Economic Earnings	$(10,559)	$1,474	$(8,532)	$4,878
Central Energy Facility Charge	10,867	---	11,109	---
CHP/Thermal Economic Earnings Excluding Central Energy Facility Charge	$308	$1,474	$2,577	$4,878

Solar Income/(Loss) from Continuing Operations	$7,253	$9,866	$15,184	$17,590
Other (B)	(25)	(25)	(50)	(50)
Solar Economic Earnings	$7,228	$9,841	$15,134	$17,540

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owns and operates a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In prior periods this charge was being excluded from Economic Earnings until the total economic impact of the proceedings were realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is now being included in Economic Earnings for the three and six months ended June 30, 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(C) All per share amounts were adjusted for the 2-for-1 stock split, effective on May 8, 2015.